NEWS RELEASE

ASTEC APPOINTS BILL WALTZ TO BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (July 30, 2026) – Astec Industries, Inc. (NASDAQ: ASTE) announced the company's board of directors (the "Board") appointed Mr. William ("Bill") E. Waltz as a new independent director to the Board, effective as of October 29, 2026. With the election of Mr. Waltz, the size of the Board will increase to 10 directors, nine of whom are independent directors. Mr. Waltz will serve as a member of the Compensation Committee of the Board.

Mr. Mark Gliebe, Chairman of Astec's Board of Directors, said, "We are pleased to welcome Bill Waltz to the Astec Board. Bill has public company Chief Executive Officer experience and a strong record of leading companies through organic and inorganic growth."

Mr. Waltz is the current President and Chief Executive Officer and a member of the board of directors of Atkore, Inc. (NYSE: ATKR), positions he has held since 2018. Mr. Waltz served as President of Atkor's core Electrical Raceway/Electrical Products division between 2013 to 2018. From 2009 until joining Atkore in 2013, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc. Prior to that, he spent over a decade in various divisions of Pentair plc and started his career at General Electric Company and as a Deloitte management consultant.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing equipment. Astec also operates a line of controls and automation products designed to deliver enhanced productivity through improved equipment performance.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com